Exhibit 10.2

First Amendment to Employment Agreement

This First Amendment to Employment Agreement (“First Amendment”) is made by and between Cyberonics, Inc., a Delaware corporation (the “Company”), and _________________ (Executive”) to be effective on July 25, 2011 (the “Effective Date”).

The Company and Executive entered into an Employment Agreement effective on January 1, 2011 (the “Agreement”).

The Company and Executive now desire to amend the Employment Agreement.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, Company and Executive agree as follows:

1.           Section 6 of the Agreement is deleted in its entirety, and the following provision is substituted therefor:

Annual Bonus Opportunity.  During the Employment Period, Executive shall be eligible to earn a bonus payable within a reasonable period following the end of each of the Company’s fiscal years (or at such other earlier times during the year as determined by the Compensation Committee) based on the achievement of certain objectives (the “Bonus Objectives”) to be determined by the Compensation Committee within the first ninety (90) days of each such fiscal year.  Executive’s annual bonus (the “Annual Bonus”) for achievement of all Bonus Objectives at target (the “Target Bonus Amount”) will be an amount up to seventy-five percent (75%) of the Base Salary paid in such fiscal year (or pro rata as to any portion of the fiscal year), but the actual amount of the Annual Bonus may exceed the Target Bonus Amount or be less than the Target Bonus Amount based on overachievement of the Bonus Objectives, underachievement of the Bonus Objectives, or the discretion of the Compensation Committee.  If awarded, the Annual Bonus for a fiscal year shall be paid in the fiscal year following such fiscal year after the Compensation Committee determination of the amount of the Annual Bonus, if any, but no later than the 15th day of the third month of such subsequent fiscal year and shall be subject to all amounts required to be withheld by federal, state, or local law and all applicable deductions properly authorized by Executive or required by law.

2.           All other terms of the Agreement shall remain unchanged.

In witness whereof, the parties have executed this First Amendment effective as of the Effective Date.

Cyberonics, Inc.	Executive

By: